Exhibit 5.1

BERT M. GROSS

Attorney at Law

7201 Metro Boulevard

Minneapolis, Minnesota 55439

Telephone: (952) 918-4166

Facsimile: (952) 918-4161

bert.gross@regiscorp.com

August 28, 2007

Nortech Systems, Incorporated

1120 Wayzata Boulevard East, Suite 201

Wayzata, MN 55391

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

I have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 200,000 shares of common stock, $0.01 par value per share (the “Shares”), of Nortech Systems, Incorporated, a Minnesota corporation (the “Company”), issuable under the Company’s 2005 Incentive Compensation Plan (the “Plan”).

I have examined the Articles of Incorporation and Bylaws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and shareholders of the Company, the Registration Statement and such other documents relating to the Company as I have deemed material for the purposes of this opinion.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, photostatic or other copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

I assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Minnesota and the federal laws of the United States of America.

Based upon and subject to the foregoing, I am of the opinion that the Company has duly authorized for issuance the Shares, and the Shares, when issued and paid for in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.  I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Bert M. Gross
Bert M. Gross